Exhibit 10.25
Amended 7/31/2015
Award No.
INTUIT INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(Performance-Based Vesting: Relative Total Shareholder Return Goals)
Intuit Inc., a Delaware corporation (“Intuit” or the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”), of the Company’s common stock, $0.01 par value per share (“Common Stock”). The maximum number of Shares that are subject to the Award and may become eligible to vest (“Maximum Shares”) is set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined herein have the meanings given to them in the Plan. This Award is subject to the terms and conditions of the Plan, which is incorporated herein by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan will apply.

Name of Participant:
Maximum Shares: total (200% of the Target Shares)
Target Shares: total ( (one-third of the total number of Target Shares) for each of the three overlapping Performance Periods)
Date of Grant:
Vesting Date:

Vesting Based on Achievement of Total Shareholder Return Goals. Vesting of this Award is based on Intuit’s percentile rank of total shareholder return (“TSR”) among a group of comparator companies (the “Comparison Group”), as set forth on Exhibit A (the “TSR Goals”). Actual performance against the TSR Goals is measured as follows: up to one-third of the Maximum Shares will be eligible to vest based on the actual performance against the TSR Goals as measured over the period beginning on August 1, 20XX and ending on July 31, 20XX (the “12 Month Performance Period”), up to one-third of the Maximum Shares will be eligible to vest based on the actual performance against the TSR Goals as measured over the period beginning on August 1, 20XX and ending on July 31, 20XX (the “24 Month Performance Period”), and up to one-third of the Maximum Shares will be eligible to be vest based on the actual performance against the TSR Goals as measured over the period beginning on August 1, 20XX and ending on July 31, 20XX (the “36 Month Performance Period” and together with 12 Month Performance Period and the 24 Month Performance Period, the “Performance Periods” and each a “Performance Period”). The actual performance against the TSR Goals for each Performance Period must be certified by the Compensation and Organizational Development Committee (“Committee”) in order for any portion of this Award to be eligible to vest; provided, however, that if Intuit’s TSR is negative during a Performance Period, then the maximum Shares that the Committee will certify as eligible to vest for that Performance Period will be the Target Shares for that Performance Period. The Committee will certify the results of the TSR Goals as soon as reasonably possible (the date of such certification for the respective Performance Period, the “Certification Date”) after each Performance Period. Any portion of this Award that is eligible to vest based on the Committee’s certification will be subject to continued service through the Vesting Date. Any portion of this Award that is not eligible to vest based on the Committee’s certification for the applicable Performance Period will terminate on the Certification Date of the respective Performance Period. Notwithstanding the foregoing, Sections 1(b) through 1(e) provide certain circumstances in which you may vest in this Award before the Vesting Date and/or without certification of the TSR Goals by the Committee. If any of Sections 1(b) through 1(e) apply, then any portion of the Award that does not vest pursuant to those sections will terminate.

Comparison Group. The Comparison Group will be the companies shown on Exhibit B (each, together with Intuit, a “Member Company”); provided, however, that a company will be removed from the Comparison Group if, during a Performance Period, it ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market (unless such cessation of such listing is due to any of the circumstances in (i) through (iv) of the following paragraph).

Definition of TSR. “TSR” as applied to any Member Company means stock price appreciation from the beginning to the end of the applicable Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Member Company) during such Performance Period, expressed as a percentage return. Except as modified in Section 1(e), for purposes of computing TSR, the stock price at the beginning of a Performance Period will be the average price of a share of common stock of a Member Company over the 30 trading days beginning August 1, 20XX, and the stock price at the end of the Performance Period will be the average price of a share of common stock of a Member Company over the 30 trading days ending (i) July 31, 20XX, for the 12 Month Performance Period, (ii) July 31, 20XX, for the 24 Month Performance Period, and (iii) July 31, 20XX for the 36 Month Performance Period, adjusted for stock splits or similar changes in capital structure; provided, however, that TSR for a Member Company will be negative one hundred percent (-100%) if the Member Company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

1. In the event of your Termination before the Vesting Date, the following provisions will govern the vesting of this Award:

(a) Termination Generally. In the event of your Termination before the Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1, including, without limitation, your Termination by the Company for Cause or your resignation without Good Reason (each as defined in Section 1(d)), this Award will terminate without having vested as to any of the Shares and you will have no right or claim to anything under this Award.

(b) Retirement. In the event of your Retirement before the Vesting Date, then a pro rata portion of this Award will vest immediately on the date of your Retirement by applying the pro rata percentage to the sum of (i) the number of Shares that were to vest on the Vesting Date, subject to your continued employment, based on the actual level of achievement of the TSR Goals, as certified by the Committee, for each completed Performance Period, and (ii) 100% of the Target Shares that remain subject to any incomplete Performance Period, and rounding down to the nearest whole Share. The pro rata percentage will be a percentage equal to your number of full months of service since the Date of Grant divided by thirty-six months. Shares that become vested in accordance with this Section 1(b) will be distributed to you as soon as reasonably practicable following the date of your Retirement. “Retirement” means the Termination of your employment with the Company after you have reached age fifty-five (55) and completed ten full years of consecutive service with the Company (including any parent or Subsidiary). Notwithstanding the foregoing, if at the time of your Retirement, you are a “covered employee” within the meaning of Section 162(m) of the Code, then the number of Shares in which you shall vest with respect to any incomplete Performance Period shall be based on the actual level of achievement of the TSR Goals, as certified by the Committee, after applying the pro rata percentage and rounding down to the nearest whole share, and, such Shares will be distributed to you at the same time as other Participants after the Vesting Date.

(c) Death or Disability. In the event of your Termination before the Vesting Date due to your death or Disability before the Vesting Date, and after you have been actively employed by the Company for one year or more, this Award will vest immediately as to the sum of (i) the number of Shares that were to vest on the Vesting Date, assuming that you had continued employment until the Vesting Date, based on the actual level of achievement of the TSR Goals, as certified by the Committee, for each completed Performance Period, and (ii) 100% of the Target Shares that remain subject to any incomplete Performance Period on your Termination Date. Shares that become vested in accordance with this Section 1(c) will be distributed to you as soon as reasonably practicable following the date of your Termination due to your death or Disability. “Disability” is defined in Section 27(i) of the Plan.

(a)
Involuntary Termination. In the event of your Involuntary Termination before the Vesting Date, a pro rata portion of this Award will vest immediately on your Termination Date by applying the pro rata percentage to the sum of (i) the number of Shares that were to vest on the Vesting Date, assuming that you had continued employment until the Vesting Date, based on the actual level of achievement of the TSR Goals, as certified by the Committee, for each completed Performance Period, and (ii) the 100% of the Target Shares that remain subject to any incomplete Performance Period, and rounding down to the nearest whole Share. The pro rata percentage will be a percentage equal to your number of full months of service since the Date of Grant divided by thirty-six months. Shares that become vested in accordance with this Section 1(d) will be distributed to you as soon as reasonably possible after the effective date of a waiver and general release of claims executed by you in favor of the Company and certain related persons determined by the Company in the form presented by the Company (“Release”). If you do not execute the Release within forty-five (45) days following your Termination Date, then you will not be entitled to the receipt of any Shares under this Section 1(d). If the time period to execute and/or revoke the Release spans two calendar years, then, notwithstanding anything contained herein to the contrary, Shares to be distributed to you pursuant to this Section 1(d) will not be distributed to you until the first business day in the second calendar year. Involuntary Termination means, for purposes of this Agreement, either (A) your Termination by the Company without Cause, or (B) your resignation for Good Reason. “Cause” means, for purposes of this

Agreement, (i) gross negligence or willful misconduct in the performance of your duties to the Company (other than as a result of a Disability) that has resulted or is likely to result in material damage to the Company, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company; or (iii) conviction of a felony or a crime involving moral turpitude. No act or failure to act by you will be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company. “Good Reason” means, for the purposes of this Agreement, your resignation within sixty (60) days after the occurrence any of the following events without your consent: (i) a material reduction in your duties that is inconsistent with your position at the time of the Date of Grant, (ii) any material reduction in your base annual salary or target annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit), or (iii) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from your principal office on the Date of Grant; provided however, that with regard to (i) through (iii) you must provide Intuit with written notice of the event allegedly constituting “Good Reason,” and Intuit will have 15 days from the date it receives such written notice to cure such event. Notwithstanding anything in this Section 1(d) to the contrary, if you are a “covered employee” under Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) either on the Date of Grant or at any time during the Performance Period, then your Award will not be treated as described above in this Section 1(d), but instead, you shall vest in a pro rata portion of this Award based on the actual level of achievement of the TSR Goals, as certified by the Committee. The pro rata portion will be a percentage equal to your number of full months of service since the Date of Grant divided by thirty-six months, rounded down to the nearest whole Share. Shares will be distributed to you at the same time as other Participants after the Vesting Date, provided that the Release has become effective. If you do not execute the Release before the time that Shares are distributed to other Participants, then you will not be entitled to the receipt of any Shares under this Section 1(d).

(b)
Corporate Transaction. In the event of a Corporate Transaction before the Vesting Date, the level of achievement of the TSR Goals will be based on the actual level of achievement of the TSR Goals, as certified by the Committee, for each completed Performance Period and will be determined as of the effective date of the Corporate Transaction based on the Comparison Group as constituted on such date (the “CIC Achievement Level”) for any incomplete Performance Period. In addition, for any incomplete Performance Period, Intuit’s ending stock price will be the sale price of the Shares in the Corporate Transaction and the ending stock price of the other Member Companies will be the average price of a share of common stock of a Member Company over the 30 trading days ending on the effective date of the Corporate Transaction, in each case adjusted for changes in capital structure. This Award will vest immediately prior to the consummation of such Corporate Transaction based on the CIC Achievement Level. Shares that become vested in accordance with this Section 1(e) will be distributed as soon as reasonably possible after such determinations are complete. For avoidance of doubt, with respect to any incomplete Performance Period, this provision is intended to result in you vesting in the number of Shares corresponding to the CIC Achievement Level, without Committee certification, provided that you are employed immediately prior to the consummation of a Corporate Transaction.

(c)
2. Automatic Deferral; Issuance of Shares. Payment of the Award through the issuance of Shares that become vested as of the Vesting Date shall be automatically deferred until the earliest of: (a) the date that is one year following the Vesting Date; (b) Termination described in Section 1(c) above; or (c) the occurrence of a Corporate Transaction that constitutes a “change in the ownership or effective control” of the Company or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations 1.409A-3(a)(5) and 1.409A-3(i) (“409A Change in Control”) (the earliest such date, the “Settlement Date”). For avoidance of doubt, the occurrence of a Corporate Transaction following the Vesting Date that is not a 409A Change in Control will not trigger the issuance of Shares prior to the date that is one year following the Vesting Date. In the event of a Termination pursuant to Sections 1(b) through 1(d) prior to the Vesting Date (other than with respect to a “covered employee” under Sections 1(b) or (d)), Shares will be distributed as soon as reasonably possible after the Termination Date or, if later, the date that the Release becomes effective in accordance with Section 1(d) (but in no event later than March 15th after the calendar year in which the Termination Date or the effective date of the Release occurs). In addition, upon the occurrence of an event described in Sections 1(b) through 1(d) after the Vesting Date, any Shares that previously became vested on the Vesting Date but have not yet been issued to you shall be issued by the Company as soon as reasonably possible after the occurrence of the event described in Sections 1(b) through 1(d), but in any event in compliance with Section 409A of the Code, including the provisions of Section 6(f) below. Until the date the Shares are issued to you, you will have no rights as a stockholder of the Company. All issuances of Shares will be subject to the requirements of Section 409A of the Code. Notwithstanding the foregoing, upon your Termination by the Company for Cause, any portion of the Award that has not been previously settled will terminate, be forfeited, and you will have no further right or claim to anything under this Award.

3.
Rights as a Stockholder; Dividend Equivalent Rights. You shall have no voting or other rights as a stockholder with respect to the Shares of Common Stock underlying the Award until such Shares of Common Stock have been issued to you. Notwithstanding the preceding sentence, you shall be entitled to receive payment of the equivalent of any and all dividends declared by the Company on its Common Stock on each date on which dividends are paid on and after the date of grant of the Award in an amount equal to the amount of such dividends multiplied by the number of Shares of Common Stock underlying the then outstanding portion of the Award. These dividend equivalents shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the Restricted Stock Units with respect to which such dividend equivalents are payable become vested and the underlying Shares of Common Stock are issued (it being understood that no dividend equivalents will be paid with respect to Shares underlying any Restricted Stock Units that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company’s Common Stock from and after the date of grant of the unvested Restricted Stock Units shall be paid as and when such Restricted Stock Units vest and the underlying Shares of Common Stock are issued).

4.
Withholding Taxes. This Award is generally taxable for purposes of United States federal income taxes on vesting based on the Fair Market Value on the Settlement Date; provided that this Award may become taxable for purposes of employment taxes upon vesting, if earlier than a Settlement Date. To the extent required by applicable federal, state or other law, you will make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares. The Company will not be required to issue Shares pursuant to this Award or to recognize any purported transfer of Shares until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations, including but not limited to withholding with respect to income and/or employment taxes on this Award, including any dividend equivalent rights paid with respect to any Shares of Common Stock underlying this Award. “Fair Market Value” is defined in Section 27(l) of the Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the Shares. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.

5. Disputes. Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, will be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee will be final and binding.

6. Other Matters.
(a) The Award granted to an employee in any one year, or at any time, does not obligate the Company or any Subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any Subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b) Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment on which you may rely.

(c) Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d) This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity.

(e) Because this Agreement relates to terms and conditions under which you may be issued Shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

(f)
This Award, and any issuance of Shares thereunder, is intended to comply and will be interpreted in accordance with Section 409A of the Code. Should any payments made to you in accordance with this Agreement be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with your Separation from Service, that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after your date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after your date of Separation from Service or the date of your death. For purposes of this Agreement, a “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to you in accordance with this Agreement shall be treated as a right to a series of separate payments.

This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement will be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 13 of the Plan, this Agreement will be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at 2632 Marine Way, Mountain View, CA, 94043, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.
The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC.

By: /s/
[Neil Williams]